Exhibit 10.1

UROLOGIX, INC.
14405 21st Avenue North
Minneapolis, MN 55447

November 20, 2012

Mr. Stryker Warren, Jr.

14405 21st Avenue North

Minneapolis, MN 55447

Dear Stryker:

This letter outlines our agreement regarding a change in your role with Urologix, Inc. (“Urologix”) and the termination of your employment with Urologix effective March 29, 2013 (the “Termination Date”).

1.                   You are resigning as Chief Executive Officer and a director as of November 30, 2012.

2.                   Beginning December 1, 2012 and until the Termination Date, you will provide Urologix with certain advisory and transition services with respect to matters or transactions of Urologix of which you have knowledge. You will fulfill these responsibilities under the direction and control of the Interim Chief Executive Officer or the Chief Executive Officer, as the case may be. You will continue to be an active employee of Urologix through the Termination Date with all the benefits provided in connection with full-time employment, except that you will not accrue any vacation after November 30, 2012 and as otherwise provided in this agreement. Beginning December 1, 2012, you will not be entitled to participate in any bonus or other incentive plan nor will you be eligible to receive stock options or other equity-based compensation. Following the Termination Date, you agree to provide such consulting services as Urologix may reasonably request and in respect of such services, you shall be paid a rate of $1,000 per eight hour day, prorated for any partial days of service.

3.                   The letter agreement dated April 23, 2012 between you and Urologix will become null and void and will be fully superseded by this letter beginning November 30, 2012. Your obligations under that certain Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition (the “Non-Compete Agreement”) shall continue as provided therein.

4.                   With the first payroll following January 1, 2013, you will receive a single lump-sum payment equal to any paid time off that is accrued and unused at November 30, 2012.

5.                   After the Termination Date, you may continue health and certain other insurance coverage, according to state and federal law, beginning April 1, 2013. You will receive a notice detailing your rights to continue insurance coverage under COBRA. Should you elect to continue that coverage, Urologix will continue to pay the employer’s portion of the group insurance premiums until the first to occur of: (i) November 30, 2013, (ii) the first day you start employment that provides health insurance coverage, or (iii) until your COBRA eligibility expires. You will be responsible for the payment of the full amount your premiums thereafter, as long as you remain eligible under COBRA.

6.                   Your vested options as of the Termination Date shall continue to be exercisable after the Termination Date until the earlier of (i) November 30, 2014; or (ii) the expiration date of such options.

7.                   Urologix agrees that it will not, directly or indirectly, make any derogatory comments to any person or entity about you.

In consideration for the benefits outlined above, you agree to the following:

A.                  You hereby release, agree not to sue and forever discharge Urologix, its past and present affiliates, officers, directors, agents, shareholders, employees, insurers, indemnitors, successors or assigns (collectively, the “Releasees”) from any and all claims and causes of action, known or unknown, which you may have against any and all of them. Through this release, you extinguish all causes of action against the Releasees occurring up to the date on which you sign this agreement including, but not limited to, any contract, commission, wage or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; and all claims arising from any federal, state or municipal law or ordinance, including the Employee Retirement Income Security Act and the Family Medical Leave Act. This release extinguishes any potential claims of discrimination arising from your employment with Urologix and termination of that relationship, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. This release does not extinguish any claims which arise against any Releasee after you sign this agreement and does not extinguish any claims for payments required under this agreement. You certify that you (a) have not filed any claims, complaints or other actions against any Releasee; and (b) are hereby waiving any right to recover from any Releasee under any lawsuit or charge filed by you or any federal, state or local agency on your behalf based upon any event occurring up to the date on which you sign this agreement. You are advised by Urologix to review your rights and responsibilities under this agreement with your own lawyer.

B.                  On your last day of employment with Urologix, for no additional consideration provided to you other than the benefits provided herein, you will execute and deliver to Urologix a further release of claims in the form of Exhibit A attached hereto.

C.                  You have 21 days to review and consider this agreement. If you sign this agreement before 21 days have elapsed from the date on which you first receive it, then you will be voluntarily waiving your right to the full 21-day review period.

D.                  After signing this agreement, you have the right to rescind the release insofar as it extends to your release of claims under the Age Discrimination in Employment Act and the Minnesota Human Rights Act within 15 calendar days of the date upon which you sign this agreement. You understand that if you desire to rescind the release as provided above, you must put the rescission in writing and deliver it to Urologix, Inc., Attn: Chief Financial Officer, 14405 Twenty-First Avenue North, Minneapolis, MN 55447, by hand or by mail, within the required period. If you deliver the rescission by mail, it must be postmarked within the required period, properly addressed to the Chief Financial Officer and sent by certified mail, return receipt requested. If you effectively exercise this rescission right, Urologix may, at its option, either nullify this agreement or keep it in effect in all respects other than as to your release of claims that you have rescinded. If Urologix chooses to nullify this agreement, neither you nor Urologix will have any further obligation to the other under this agreement.

E.                   You certify that you have returned or will return by December 3, 2012 all of Urologix’ property in your possession, except that you may keep certain agreed-upon Urologix computer equipment.

F.                   You agree that you will not, directly or indirectly, make any derogatory comments to any person or entity about Urologix, its past and present affiliates, officers, directors, agents, shareholders and employees, or in any way interfere with or attempt to damage any of Urologix’ business or employment relationships.

G.                  You agree to abide by the terms and conditions of the Non-Compete Agreement and agree that Urologix may, in addition to other remedies provided under the Non-Compete Agreement, withhold payments due to you under this agreement for violation of the Non-Compete Agreement. You also agree that the benefits provided under this agreement provide further and sufficient consideration for your obligations under the Non-Compete Agreement.

This agreement and offer of benefits to you shall not in any way be construed as an admission of liability by Urologix or as an admission that Urologix has acted wrongfully with respect to you. Urologix specifically denies and disclaims any such liability or wrongful acts.

In the event that any provision of this agreement is found to be illegal or unenforceable, such provision will be severed or modified to the extent necessary to make it enforceable and, as so severed or modified, the remainder of this agreement shall remain in full force and effect. This agreement shall be binding upon the successors and assigns of Urologix, whether pursuant to merger, exchange or sale of all or substantially all of the assets of Urologix and such successor shall assume Urologix’ obligations hereunder.

By signing this agreement, you agree that you have entered into it voluntarily, without coercion, duress or reliance on any representations by any Urologix employee, agent or lawyer.

[signatures next page]

If this letter accurately reflects our understanding and agreement, please sign the original and copy and return the original to me. The copy is for your file.

Sincerely,

UROLOGIX, INC.

/s/ Patrick D. Spangler
By:	Patrick D. Spangler
Member of the Compensation Committee

I have read and understand and agree to the terms and conditions set forth above and have signed this letter agreement dated November 20, 2012 freely, voluntarily and with full knowledge and understanding of its meaning.

/s/ Stryker Warren, Jr.	Dated: November 20, 2012
Stryker Warren, Jr.

EXHIBIT A

TO

LETTER AGREEMENT

______________________, 2013

Urologix, Inc.

Attn: Chief Financial Officer
14405 Twenty-First Avenue North
Minneapolis, MN 55447

Ladies and Gentlemen:

I, the undersigned, in consideration of the benefits provided in that letter agreement from Urologix, Inc. (“Urologix”) to me dated November 20, 2012 (the “Agreement”), hereby release, agree not to sue, and forever discharge Urologix, , its past and present affiliates, officers, directors, agents, shareholders, employees, insurers, indemnitors, successors or assigns (collectively the “Releasees”), from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, I have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with my employment with Urologix, or the separation of that employment, or otherwise, and however originating or existing, from November 30, 2012 through the date of this release.

This release includes any claims I may have for wages, bonuses, deferred compensation, vacation pay, separation pay and/or benefits, defamation, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and any claim for discrimination or retaliation based on a protected class under state or federal law. I hereby waive any and all relief not provided for in this release.

I affirm that I have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed (to the extent that I am able to control such filing), any charge, complaint, or action of any nature or type against the Releasees, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state or local laws, including discrimination law.

I understand that I may rescind this release within seven (7) calendar days after signing it to reinstate claims under the Age Discrimination in Employment Act and fifteen (15) calendar days after signing it to reinstate claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must (a) be in writing; and (b) delivered to Urologix, Inc., Attn: Chief Financial Officer, 14405 Twenty-First Avenue North, Minneapolis, MN 55447, by hand or by mail, within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to the Chief Financial Officer and sent by certified mail, return receipt requested. I understand that any rescission of this release shall not rescind or otherwise affect the release of claims contained in the Agreement and shall only reinstate claims as provided above arising from and after the date of the Agreement to the date of this release. This release will be effective upon the expiration of the required period without rescission. I understand that if I rescind this release or the Agreement I will not continue to receive the benefits described in the Agreement.

Very truly yours,

Stryker Warren, Jr.

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